Exhibit 99.1
News
The Great Atlantic & Pacific Tea Company, Inc.
2 Paragon Drive
Montvale, NJ 07645
Investor contact: William J. Moss
Vice President, Treasurer
(201) 571-4019
Press contact: Lauren La Bruno
Senior Director, Public Relations
(201) 571-4495
THE GREAT ATLANTIC AND PACIFIC TEA CO.
COMPLETES $435MM CAPITAL RAISING EFFORT

NEW CAPITAL SIGNIFICANTLY STRENGTHENS A&P AND BRINGS TOGETHER TWO
PROLIFIC INVESTORS IN THE SUPERMARKET INDUSTRY
A&P TO ACCELERATE FORMAT OPTIMIZATION, BUSINESS IMPROVEMENT INITIATIVES
AND PATHMARK TURNAROUND

COMPANY ELECTS TWO NEW DIRECTORS
MONTVALE, N.J. — August 4, 2009 — The Great Atlantic & Pacific Tea Company, Inc. (A&P) (NYSE:GAP) announced today that affiliates of The Yucaipa Companies LLC (“Yucaipa”) invested $115 million in A&P by purchasing 115,000 shares of A&P’s newly created 8.0% Cumulative Convertible Preferred Stock, Series A-Y pursuant to an investment agreement executed among Yucaipa and A&P dated as of July 23, 2009. In addition, partners of Tengelmann Warenhandelsgesellschaft KG (“Tengelmann”) invested $60 million in A&P by purchasing 60,000 shares of A&P’s newly created 8.0% Cumulative Convertible Preferred Stock, Series A-T pursuant to an investment agreement executed among partners of Tengelmann and A&P dated as of July 23, 2009. A total of $175 million was invested in A&P pursuant to a private offering. At the same time, A&P announced today the completion of its previously announced offering of $260 million of 11.375% senior secured notes due 2015 (the “Notes”), successfully accomplishing a fund raising effort resulting in gross proceeds to the Company of $435 million.
The injection of $175 million of equity capital, combined with raising $260 million through the issuance of the Notes, significantly strengthens A&P’s balance sheet and provides additional liquidity for the Company to pay down a portion of its senior credit facility and compete in the dynamic food retail industry.
The equity investments bring together two of the most prolific investors in the US grocery retail industry: Tengelmann, one of the world’s largest family owned operators of diversified retail businesses comprising global revenues in excess of $35 billion; and Yucaipa, one of the most successful investors in the US supermarket industry in the last 15 years. Together they will provide A&P with unparalleled knowledge, resources and expertise in this difficult environment. This relationship is expected to enable A&P to accelerate its format optimization strategy, drive the implementation of its business improvement initiatives and facilitate the turnaround of its Pathmark business. The new funds provide the Company significant additional cash resources to successfully execute its strategies and navigate through this difficult economy effectively with a focus on building sustainable profitability in the longer-term.

On a fully diluted basis, Tengelmann remains the largest single shareholder of the Company with an ownership interest of 38.6 percent. Yucaipa’s ownership interest has increased to 27.6 percent. The preferred stock will be convertible, under certain conditions, at an initial conversion price of $5.00 per share, subject to adjustment. This conversion price represents a premium of approximately 20% to the 20-day volume weighted average sale price of A&P’s common stock prior to the announcement of the transaction of $4.15. Tengelmann and Yucaipa, as holders of the preferred stock will have the right to vote together with the holders of common stock on all matters upon which the holders of common stock are entitled to vote, on an as-converted basis, subject to certain New York Stock Exchange stockholder approval requirements.
In connection with the preferred stock investment, A&P’s Board of Directors added two new members to its board of directors, bringing the size of the board of directors to eleven. The new board members include Mr. Terrence Wallock and Mr. Frederic Brace, each elected by Yucaipa. Mr. Wallock, 64, has served as a senior executive officer and general counsel to a number of large grocery retailers and foodservice operators, including Ralph’s Grocery Company, the Vons Companies and Denny’s, Inc. Mr. Brace, 51, has served as a senior executive officer in the airline industry and was the former Chief Financial Officer of United Airlines.
“Working together with Yucaipa is an exciting opportunity to collaborate with one of the most successful investors in the supermarket industry. I have enjoyed a productive relationship with Ron Burkle for many years and I believe that together we will drive significant performance improvement in the business and realize the tremendous potential and strategic value of A&P” said Christian Haub, Executive Chairman, A&P and Co-Chief Executive of Tengelmann.
“I also want to welcome Terry and Jake to our Board of Directors. The addition of their knowledge and experience will further enhance the strength of our Board and I’m looking forward to working with them in creating value for our shareholders” concluded Mr. Haub.
About A&P
Founded in 1859, A&P is one of the nation’s first supermarket chains. The Company operates 435 stores in 8 states and the District of Columbia under the following trade names: A&P, Waldbaum’s, Pathmark, Pathmark Sav-a-Center, Best Cellars, The Food Emporium, Super Foodmart, Super Fresh and Food Basics.
About Yucaipa
The Yucaipa Companies is a premier investment firm that has established a record of fostering economic value through the growth and responsible development of companies. Since its founding in 1986, the firm has completed mergers and acquisitions valued at more than $30 billion. As an investor, Yucaipa works with management to strategically reposition businesses and implement operational improvements, resulting in value creation for investors.
Forward-looking statements
This release contains forward-looking statements about the future performance of the Company, which are based on Management’s assumptions and beliefs in light of the information currently available to it. The Company assumes no obligation to update the information contained herein. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially from such statements including, but not limited to: competitive practices and pricing in the food industry generally and particularly in the Company’s principal markets; the Company’s relationships with its employees and the terms of future collective bargaining agreements; the costs and other effects of legal and administrative cases and proceedings; the nature and extent of continued consolidation in the food industry; changes in the financial markets which may affect the Company’s cost of capital and the ability of the Company to access capital; supply or quality control problems with the Company’s vendors; and changes in economic conditions which affect the buying patterns of the Company’s customers.
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